Exhibit 99(l)

DIRECTOR AND OFFICER QUESTIONNAIRE

NAME: ROBERT GANDY

TITLE: BENEFICIAL OWNER

Distribution

PGI Energy Fund I Series 2010, Inc. (the “Company”) is preparing a Registration Statement under the Securities Act of 1933 in connection with an initial public offering of its shares (the “Offering”). This Questionnaire is being distributed to (i) all persons who are directors (and nominees for election of directors, if any) of the Company, (ii) all persons who are or will be officers of the Company, (iii) each person who will own of record or beneficially more than 5% of any class of voting securities of the Company and (iv) all persons who will be significant employees of the Company. Please see the accompanying Explanatory Notes for an explanation of certain terms used herein.

This Questionnaire is being sent to you because of your status (indicated under your name above) which falls in one of the categories listed in the prior paragraph. The information requested in this Questionnaire is for your protection and that of the Company. The information supplied in response to this Questionnaire will be used to assure that any required information with respect to you that is included in the Registration Statement will be correct. Accordingly, great care should be exercised in the completion of this Questionnaire.

In addition, the Company is required to furnish certain information relating to its shareholders, directors and officers to the Financial Industry Regulatory Authority, Inc. (“FINRA”). FINRA oversees and regulates arrangements between companies, underwriters and brokers with regard to public offerings, and must approve the terms of such arrangements before a public offering may be commenced.

The information requested in this questionnaire will also be used to inform the FINRA whether any of the Company’s directors, officers and security holders are members of, affiliated with or associated with members of, the FINRA.

It is very important that an answer be given for each question you are instructed to answer (see next page); if the answer to any question is “No,” “None” or “Not Applicable,” please indicate. Where necessary, you may wish to continue your responses on a separate sheet attached hereto. Please type or print your answers.

Please complete the Questionnaire and return it no later than June 29, 2010 to:

Marcellous S. McZeal

1200 Rothwell

Houston, Texas

Office: (713) 236-0639

Facsimile: (713) 223-3331

If you have any questions with respect to this matter, please call Marcellous S. McZeal at the above telephone number.

PLEASE NOTE THAT NO ANNOUNCEMENT HAS BEEN MADE CONCERNING THE OFFERING. U.S. FEDERAL SECURITIES LAWS REQUIRE THAT THE MATTER BE KEPT IN STRICT CONFIDENCE.

THE EXISTENCE AND CONTENTS OF THIS QUESTIONNAIRE AND YOUR ANSWERS IN RESPONSE TO THE QUESTIONS ARE CONSIDERED CONFIDENTIAL AND PROPRIETARY BY THE COMPANY AND SHOULD BE TREATED ACCORDINGLY.

Please note that certain terms used in this Questionnaire have special meanings under the U.S. federal securities laws and FINRA rules. Such terms bear a reference number to the relevant definition which appears in the “Explanatory Notes”. Some of these definitions are long and complex. You should read these definitions carefully.

Instructions as to which Questions to Answer:

(i)	Present non-employee directors and non-employee nominees for election as directors should answer all questions except Question 23.

(ii)	Present executive officers (1) and persons chosen to be executive officers should answer all questions except Question 17-20.

(ii)	Present officers other than executive officers should answer Questions 16 and 24-27 and 29.

(iv)	Holders of more than 5% of any class of the Company’s voting securities should answer Questions 16, 22, 24, 25, 27 and 29.*

* Any such holder who is a control person should also answer Questions 12, 13, 14 and 15 if the Company (A) has not been subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the 12 months immediately prior to the filing of the Registration Statement and (B) is not a subsidiary of a registrant that has been reporting pursuant to said Section 13(a) or 15(d) during such 12 months

[(v)	Selling Shareholders should answer Questions 24, 25, 27, 28 and 29. If you are a Selling Shareholder, your name will be set forth in the Registration Statement as set forth above. If your name as set forth above is not correct, please make the necessary changes. You should also indicate any position, office or other material relationship you have had within the past three years with the registrant or its predecessor(s) or affiliates.](e)

[(vi)	Persons who are significant employees (1) should answer Questions 1 and 2.](f)

GENERAL

QUESTION 1.

(a)	We plan to report your name, age and principal occupation, your principal occupations and employment during the last five years, and the name and principal business of any corporation or other organization in which such occupations and employment are or were carried on substantially as specified below or enclosed herewith. If this is not correct, please make the necessary corrections.

(b)

If you are an executive officer(1) [or a significant employee(1) ](f) and have been employed by the Company or one of its subsidiaries(2) for less than five years, explain briefly the nature of your responsibilities in prior positions during the past five years to the extent not set forth under (a) above.

(c)	The Company is required to briefly discuss in its proxy statement or Form 10-K for each person nominated or chosen to become a director, the specific experience, qualifications, attributes or skills that led to the conclusion that such director or nominee should serve as a director for the Company, in light of its business and structure. If material, this disclosure should cover more than the past five years, including information about the person’s particular areas of expertise or other relevant qualifications. Please provide any information you believe relevant to this required disclosure not reflected in the biographical information set forth above:

QUESTION 2. Describe any arrangement or understanding between yourself and any other person or persons(3) (other than directors and officers of the Company acting solely in their capacities as such) pursuant to which you were selected as a director, as a nominee for election as director, as an executive officer(1) or as a person chosen to be an executive officer [or as a significant employee(1) ] (f) of the Company. Include the name or names of such other person or persons.

FAMILY RELATIONSHIPS

QUESTION 3.

Describe any relationships by blood, marriage or adoption (not more remote than first cousin) between you and any other director or executive officer(1) of the Company, or any person nominated or chosen to become a director or an executive officer of the Company or any of its subsidiaries(2).

DIRECTORSHIPS

QUESTION 4.

Name any other companies (including investment companies) of which you are a director or which you were a director within the last five years which file periodic reports with the Securities and Exchange Commission.

(You need not indicate any such relationships previously referred to in your response to Question 1).

DIRECTOR INDEPENDENCE

QUESTION 5.

Are you, or were you at any time during the past three years, an employee of the Company or any of its subsidiaries(2)?

          Yes               No

If yes, please provide details.

QUESTION 6.

Are any of your immediate family(4) members an executive officer (1) of the Company or any of its subsidiaries(2) or have any of your immediate family members held such a position at any time during the past three years?

          Yes               No

If yes, please provide details.

QUESTION 7.

Have you, or any of your immediate family(4) members accepted payments that, individually or in the aggregate, exceeded $120,000 per year from the Company or any of its subsidiaries(2) in the current or any of the past three fiscal years, other than:

(a)	compensation for board and board committee service;

(b)	payments arising solely from investment in the Company’s securities;

(c)	compensation paid to an immediate family member for service as a non-executive employee of the Company or any of its subsidiaries; or

(d)	benefits under a tax-qualified retirement plan or non-discretionary compensation?

          Yes               No

If yes, please provide details.

QUESTION 8.

Are you or any of your immediate family(4) members employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on that entity’s compensation committee (or other committee performing equivalent functions)?

          Yes               No

If yes, please provide details.

QUESTION 9.

Are you or any of your immediate family(4) members currently a partner in, or a controlling shareholder or an executive officer of, an organization (including a charitable organization) to which the Company made, or from which the Company received, payments for property or services in an amount which, in the current fiscal year or any of the past three fiscal years, exceeds or exceeded the greater of $200,000 or 5% of the recipient’s consolidated gross revenues, other than:

(a)	payments arising solely from investments in the Company’s securities; or

(b)	payments under non-discretionary charitable contribution matching programs?

          Yes               No

If yes, please provide details.

QUESTION 10.

Are you or any of your immediate family(4) members affiliated or employed in a professional capacity by a present or former outside auditor for the Company or any of its subsidiaries(2) or were you or any of your immediate family members at any time during the past three years a partner or employee of the outside auditor for the Company or any of its subsidiaries who worked on the Company’s audit?*

          Yes               No

If yes, please provide details.

QUESTION 11.

For purposes of this Question 11, please include in your response any relationships excluded by the thresholds contained in Questions 6 through 11.

Please describe any other existing or proposed relationships, however slight or remote, between you or any of your immediate family(4) members on the one hand, and the Company or any of its subsidiaries(2), on the other hand (other than your service as a director of the Company). Include any relationships between the Company or its subsidiaries and any business, non-profit organization or other entity in which you are an officer, partner, manager, trustee or significant shareholder or in which you otherwise have a significant financial interest. Please describe any other relationships between you or any of your immediate family members and any of the Company’s executive officers(1) and any other facts and circumstances of which the board of directors should be aware in assessing your “independence” from the Company and management.

(You need not indicate any such relationships previously referred to in your responses to the preceding Questions 5-10).

LEGAL PROCEEDINGS

QUESTION 12.

During the past five years(6), has a petition under any Federal or State bankruptcy or insolvency law been filed by or against, or a receiver, fiscal agent or similar officer been appointed by a court for the business or property of, (i) you or your property, (ii) any partnership in which you were or, within the two years before the date thereof, had been a general partner, or (iii) any corporation or business association of which you were or, within the two years before the date thereof, had been an executive officer(5) ? If so, provide details.

QUESTION 13.

During the past five years(6) , have you been convicted in a criminal proceeding or are you now the named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses)? If so, provide details.

Please indicate whether there are any other legal proceedings, consent decrees,” settlements or suits (civil or criminal) that are not covered by the foregoing question (whether due to the date on which they occurred or the subject matter thereof), but are so material to an evaluation of your ability or integrity to act as a director or officer that they should nonetheless be disclosed to investors.

QUESTION 14.

During the past five years(6), have you been the subject of any order, judgment or decree (not subsequently reversed, suspended or vacated) of (i) any court of competent jurisdiction permanently or temporarily enjoining or otherwise limiting you from (x) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the U.S. Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (y) engaging in any type of business practice or (z) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, or (ii) any Federal or State authority barring, suspending or otherwise limiting, for more than 60 days, your right to be engaged in any such activity or to be associated with persons engaged in any such activity? If so, provide details.

QUESTION 15.

During the past ten years(6), have you been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law or have you been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law (which judgment or finding has not, in any such case, been subsequently reversed, suspended or vacated)? If so, provide details.

QUESTION 16.

During the past ten years(6), have you been the subject of, or any party to, any Federal or State judicial or administrative order, judgment , decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)	Any Federal or State securities or commodities law or regulation; or

(ii)	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order or disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity? (This question does not apply to any settlement of a civil proceeding among private litigants.)

If so, please provide details. N/A

QUESTION 17.

During the past ten years(6) , have you been the subject of, or a party, to any sanction or order, not subsequently reversed,, suspended or vacated, of any self regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member?

If so, please provide details.

QUESTION 18.

Describe any material legal proceeding, other than ordinary routine litigation incidental to the business, to which you or any associate(7) is a party adverse to the Company or any of its subsidiaries(2) or in which you or such associate have a material interest adverse to the Company or any of its subsidiaries.

AUDIT COMMITTEE QUALIFICATIONS

QUESTION 19.

If you are a member of the Company’s audit committee or are nominated to become a member of the Company’s audit committee, please:

(a)

Indicate whether you have directly or indirectly (other than in your capacity as a member of the audit committee, the board of directors or any other board committee) accepted any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries(2), other than (i) fees for board or board committee service, or (ii) fixed amounts of compensation under a retirement plan, including deferred compensation, for prior service with the Company or any of its subsidiaries (provided that such compensation is not contingent in any way on continued service).

For purposes of this Question 19(a), you will be deemed to have accepted indirect fees when such fees are received by a member of your immediate family(4) or from a law firm, accounting firm, consulting firm, investment bank or similar entity in which you are a partner, executive officer,(5) managing director, principal or in which you occupy a similar position.

          Yes               No

If yes, please provide details.

(b)

Indicate whether you have (other than in your capacity as a member of the audit committee, the board of directors or any other board committee) been an affiliate,(14) of the Company or any of its subsidiaries, or whether you have been an executive officer,(5) employee-director, general partner or managing member of an entity that is an affiliate of the Company or any of its subsidiaries.

For purposes of this Question 19(b), you will be deemed to be an affiliate, if you are (i) an executive officer of an affiliate, (ii) a director of an affiliate, who is also an employee of that affiliate, (iii) a general partner of an affiliate, or (iv) a managing member of an affiliate.

          Yes               No

If yes, please provide details.

QUESTION 20.

Please list public company audit committees on which you currently serve or expect to serve in the next year.

QUESTION 21.

Have you participated in the preparation of the financial statements of the Company or any of the Company’s current subsidiaries (2) at any time during the past three years?

          Yes               No

If yes, please provide details.

QUESTION 22.

Are you able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement?

    X      Yes               No

Please explain the basis for any “yes” answer.

I HAVE TAKEN COLLEGE COURSES IN FINANCE RELATING TO BUSINESS PLANNING AND HAVE HAD TO PREPARE AND OR REVIEW SIMILAR DOCUMENTS IN MY CAREER EXPERIENCES.

COMPENSATION

QUESTION 23.

Please refer to the broad definition of compensation in Explanatory Notes(8) and note that all consideration (whether or not received by you) from any third party, including, but not limited to, any of the Company’s parents(9) and subsidiaries (2) , for your services to the Company or any of its subsidiaries is “compensation” for the purpose of this Question 23.

Please indicate below (i) whether you have received compensation from any person(3) for services to the Company or any of its subsidiaries rendered during the year ended 2010(g), (ii) whether any such compensation has been paid, set aside or accrued by any person in respect of such year for your benefit, and (iii) whether any such compensation is proposed to be paid in the future and , in each case, the amount thereof.

You need not indicate any receipt from, or payment, proposed payment, grant or accrual by, the Company or any of its subsidiaries of (i) director’s fees pursuant to standard arrangements, salary, bonuses or commissions, (ii) reimbursement of out-of-pocket expenses incurred in the performance of your duties, (iii) options, (iv) stock appreciation rights, (v) annuity, pension or retirement benefits, (vi) costs or other benefits under life, health, hospitalization or other medical reimbursement plans, (vii) any profit derived from the exercise of options to purchase Company stock granted by the Company or any of its subsidiaries, or (viii) any profit derived from the exercise of stock appreciation rights granted by the Company or any of its subsidiaries. [This form assumes such information will be provided by the Company; if not, additional questions will be required.]

TRANSACTIONS(c)

QUESTION 24.

Describe briefly any transaction(10), or series of similar transactions, since 2010(i), or any proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries(2) was or is to be a party, in which you, or, to your reasonable knowledge, any member of your immediate family(4), had or is to have a direct or indirect(11) material interest. Pythagoras Group is the investment banker for PGI Energy Fund I series 2010, Inc and will function as the underwriter for asset acquisitions on behalf of the company and shall be compensated in said capacity. The terms are fully disclosed in Form 10 registration statement by the company.

In order for the Company to confirm with its records whether any reportable transactions have occurred directly or indirectly or are proposed with any of your immediate family members, identify below (i) each of your immediate family members, and (ii) each firm, corporation, or other entity that each of your immediate family members is (A) employed by, (B) a partner of (other than a limited partner), or (C) a holder of 10% or greater of the equity of such firm, corporation, or other entity.

Name of Family Member or Related Entity	Relationship to you or Family Member
Pythagoras Group, Inc	Chief Executive Officer

QUESTION 25.

Describe any each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to you at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of your employment, or a change in control of the Company or a change in your responsibilities with the Company.

SEE FORM 10 OFFERING STATEMENT FOR FULL DISCLOSURE BY THE COMPANY.

QUESTION 26.

State whether you are a party to any material contract not made in the ordinary course of business to which the Company or any of its subsidiaries(2) is a party or has succeeded to a party by assumption or assignment, or in which the Company or any of its subsidiaries has a beneficial interest, to be performed in whole or in part at or after [            , ](j), or entered into not more than two years prior thereto. If so, please identify such contract.

SECURITY OWNERSHIP

To assist you in answering Questions 23 and 24, the amount, if any, of the Company’s, its parents’(9) and subsidiaries’(2) equity securities registered in your name is set forth below:

Title Amount	Amount
N/A

QUESTION 27.

You may limit your answer to this Question 25 to beneficial ownership(12) by (i) you, (ii) members of your immediate family(4), (iii) any “group” in which you are a member, (iv) your associates(7) and (v) any corporation or other organization with which you have an employment or other significant connection. Subject to those limitations, if any person(3) (including for this purpose a “group,” which may consist of two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company) is known to you to be the beneficial owner(12) of more than 5% of any class of the Company’s voting securities as listed in the first column below(k), complete the table below to the extent of the information available to you.

Please footnote the third column to show, to the extent of the information available to you, (i) the number of such securities with respect to which the beneficial owner has the right to acquire beneficial ownership, the number with respect to which the power of investment or the power to vote, or both, is held and, if any such power is shared, the persons with whom it is shared and (ii) where the holder(s) named in the table holds more than 5% of any class of the Company’s voting securities pursuant to a voting trust or similar agreement, state the amount held or to be held subject to such trust or agreement, the duration of the agreement and the names and addresses of the voting trustees and outline briefly their voting rights and other powers under the trust or agreement.

Title of Class	Name and Address (business, mailing or residence) of Beneficial Owner	Amount and Nature of Beneficial Ownership on July 01, 2010 (i)
Common Stock	Robert Gandy 7322 Southwest Frwy, Ste 1100 Houston, TX. 77074	85,000,000 shares

QUESTION 28.

Set forth in the table below the information requested with respect to each class of equity securities (including any puts, calls, straddles or other options)(13) of the Company, any of its parents(9) or any of its subsidiaries(2) owned beneficially(12) by you. Please footnote the last column to show (i) the number of such securities with respect to which you have the right to acquire beneficial ownership, the number with respect to which the power of investment or the power to vote, or both, is held by you and, if any such power is shared, the persons with whom it is shared, and (ii) securities that are pledged for security.

Class of Equity Securities	Number of Shares (issued or issuable) Beneficially Owned on , 20	Exercise Price (also, purchase price, if any)	Vesting Schedule (including grant date and expiration dates, if any)	Nature of Ownership (trust Partnership, direct, personnel, etc.)

QUESTION 29.

Describe any arrangements known to you (including any pledge of securities of the Company or any of its parents(9)) the operation of the terms of which may at a subsequent date result in a change in control of the Company. (Ordinary default provisions in the charter, trust indentures or other governing instruments relating to securities of the Company need not be described.)

Investment Agreement with Kodiak Capital Group identified in the offering statement may result in change of control.

SELLING SHAREHOLDERS(d)

QUESTION 30.

(a) Indicate, as to the securities being registered and sold for your account, the amount to be offered for your account and the amount to be owned by you after the offering.

(b) Indicate the nature of any position, office, or other material relationship not otherwise set forth in response to another question which you have had within the past three years with the Company or any of its predecessors or affiliates(14).

FINRA(e)

QUESTION 31.

If you are a corporation the following five questions should also be answered with respect to your officers, directors, holders of 5% or more of your equity securities and any beneficial owner of the Company’s unregistered equity securities that were acquired during the last 180 days; if you are a partnership such questions should also be answered with respect to your general partners.

(a) Is any such person (i) a member of the FINRA(15), (ii) an affiliate of a member of the FINRA, (iii) a person associated with a member(16) or an associated person of a member(16) of the FINRA, or (iv) an underwriter or a related person(17) with respect to the Offering? If so, describe the relationship.

If you answered “yes” above, then in connection with your direct or indirect affiliation or association with a member of the FINRA, please furnish the identity of such FINRA member and any information, if known, as to whether such FINRA member intends to participate in any capacity in the offering, including the details of such participation.

Description:

If you answered “yes” above, indicate below information as to all purchases and acquisitions(including contracts for the purchase or acquisition) of any securities of the Company by you, regardless of the time acquired or the source from which derived.

Name	Amount and Description of Securities	Price or Other Consideration	Date of Acquisition

(b) Please indicate below information as to all sales and dispositions (including contracts for the sale or disposition) of any securities of the Company during the last 180 days, or within the next 6 months, by you to an underwriter or related person(17) with respect to the Offering.

Name	Amount and Description of Securities	Price or Other Consideration	Date of Acquisition

(c) Please set forth below any information, to the extent known, about any other arrangement entered into during the last 180 days that provides for the receipt of any item of value and/or the transfer of any warrants, options, or other securities from the issuer (including, but not limited to, the Company and the selling shareholders participating in the Offering) to an underwriter or related person(17) with respect to the Offering.

Description:

(d) If you have had during the last 180 days, or are to have within the next 6 months, any transaction of the character referred to in either (a), (b) or (c) above, describe briefly the relationship, affiliation or association of both you and, if known, the other party or parties to any such transaction with an underwriter or related person (17) with respect to the Offering. In any case where the purchaser (whether you or such other party or parties) is known by you to be a member of a private investment group, such as a hedge fund or other group of purchasers, furnish, if known, the names of all persons comprising the group and their association with or relationship to any broker-dealer.

Description:

(e) Please state whether you own stock or other securities of a member of the FINRA not purchased in the open market. If so, describe the securities.

SIGNATURE AND UNDERTAKING

The information set forth above is supplied by me for use in the preparation of the Registration Statement.

If I am a nominee for director or have been chosen to be an executive officer, I confirm my consent to being named as such in the Registration Statement and to serve as such if elected or appointed.

I will notify the Company immediately of any changes in the foregoing answers which should be made as a result of any developments occurring prior to the effective date of the Registration Statement. I understand and acknowledge that the Company, its counsel and the representatives of the underwriters and their counsel will rely on the information set forth herein for purposes of the preparation and filing of the Registration Statement covering an underwritten public offering of the Company’s securities. I further understand and acknowledge that the Company, its counsel and the representatives of the underwriters and their counsel will rely on the information set forth herein for purposes of the preparation and filing of materials with the FINRA.

I understand that material misstatements or the omission of material facts in the Registration Statement may give rise to civil and criminal liabilities to the Company, and to each officer and director of the Company signing the Registration Statement. I will notify you and the Company of any misstatement of a material fact in the Registration Statement or any amendment thereto, and of the omission of any material fact necessary to make the statements contained therein not misleading, as soon as practicable after a copy of the Registration Statement or any such amendment has been provided to me.

THE FOREGOING ANSWERS ARE CORRECTLY AND FULLY STATED TO THE BEST OF MY KNOWLEDGE, INFORMATION AND BELIEF.

Dated: July 11, 2010

Signature
Robert Gandy
Print name of respondent

Name and title, if respondent is an entity